Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND SIX

MONTHS ENDED AUGUST 31, 2016 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 27, 2016 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2016. Highlights include:

•	Gross profit margin on continuing operations increased slightly from 29.5% to 29.6% on a sequential quarter basis.

•	Diluted earnings per share from continuing operations remained constant at $0.26 on a sequential quarter basis, but declined from $0.37 for the comparative quarter last year and declined from $0.72 to $0.52 for the comparable six month period.

•	Adjusted diluted earnings per share from continuing operations (a non-GAAP financial measure) was $0.35 for the quarter and $0.64 for the six month period, compared to $0.37 and $0.72 for the comparative periods last year.

Financial Overview

The Company’s net sales from continuing operations for the quarter ended August 31, 2016 were $91.2 million compared to $100.5 million for the same quarter last year, a decrease of 9.3%. Gross profit margin (“margin”) for continuing operations was $27.0 million for the quarter, or 29.6%, as compared to 29.5% for the sequential quarter and 31.2% for the same quarter last year. Diluted earnings per share from continuing operations for the quarter were $0.26, compared to $0.37 for the same quarter last year. During the quarter our operational results continued to be impacted by the relocation costs of our Folder Express operation and a $2.3 million charge for higher than normal medical expenses incurred during the quarter. Without the impact of these items, on a non-GAAP basis, our adjusted net earnings from continuing operations would have been $9.0 million and our adjusted earnings per share from continuing operations would have been $0.35 per diluted share.

The Company’s net sales from continuing operations for the six month period were $181.7 million compared to $197.2 million for the same period last year, a decrease of 7.9%. Margin for continuing operations was $53.7 million, or 29.6%, as compared to $61.3 million, or 31.1% for the six month period ended August 31, 2016 and August 31, 2015, respectively. Diluted earnings per share from continuing operations for the six month period were $0.52, compared to $0.72 for the same period last year. Earnings from discontinued operations during the six month period were $0.10, compared to $0.07 for the same period last year. The combined results for continued and discontinued operations were $0.62 per diluted share for the period compared to $0.79 for the same period last year. The net loss arising from the sale of the Company’s apparel operations during the six month period, net of tax, was $26.0 million, or ($1.01) per share, which included the write-off of the balance of foreign currency translation adjustments of $16.0 million, or $10.3 million, net of taxes. As a result, the Company realized a net loss of ($10.1) million, or ($0.39) per diluted share compared to net earnings of $20.2 million, or $0.79 per diluted share for the six months ended August 31, 2016 and August 31, 2015, respectively. Without the impact of the Folder Express relocation and the higher than normal medical expenses, on a non-GAAP basis, our adjusted net earnings from continuing operations would have been $16.6 million and our adjusted earnings per share from continuing operations would have been $0.64 per diluted share.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from continuing operations before interest, taxes, depreciation, and amortization) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

During the second quarter, the Company generated EBITDA from continuing operations of $14.2 million compared to $18.4 million for the comparable quarter last year. For the six month period ended August 31, 2016, the Company generated $27.9 million of EBITDA from continuing operations compared to $35.2 million for the comparable period last year.

The following table reconciles EBITDA from continuing operations, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Six months ended
	August 31,		August 31,
	2016	2015	2016	2015
Net earnings from continuing operations	$6,784	$9,611	$13,467	$18,374
Income tax expense	3,981	5,644	7,906	10,791
Interest expense	231	3	233	6
Depreciation and amortization	3,181	3,117	6,323	6,055

EBITDA from continuing operations (non-GAAP)	$14,177	$18,375	$27,929	$35,226

% of sales	15.5%	18.3%	15.4%	17.9%

The above table does not include the impact of the additional medical reserve charge or the impact of our Folder Express relocation. Without these items during the quarter and six month period, our adjusted EBITDA would have been $17.6 million, or 19.3% for the quarter and $32.9 million, or 18.1%, for the six month period.

The following table reconciles the reported numbers to the adjusted numbers for the quarter and period after the elimination of the impact associated with the additional medical reserve charge and the impact of the Folder Express relocation.

	Three months ended	Six months ended
	August 31, 2016	August 31, 2016
	(in thousands, except per share amounts)
Net income from continuing operations	$6,784	$13,467
Impact of additional medical charge	2,250	2,250
Impact of Folder Express relocation	1,220	2,737

Total of noted adjustments	3,470	4,987
Income taxes on adjustments	1,284	1,845

Adjustments, net of taxes	2,186	3,142

Adjusted net earnings from continuing operations (non- GAAP)	$8,970	$16,609

Adjusted diluted earnings per share (non-GAAP)	$0.35	$0.64

	Three months ended	Six months ended
	August 31, 2016	August 31, 2016
	(in thousands, except per share amounts)
EBITDA from continuing operations (non-GAAP)	$14,177	$27,929
Total of noted adjustments	3,470	4,987

Adjusted EBITDA from continuing operations (non-GAAP)	$17,647	$32,916

% of sales	19.3%	18.1%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “The financial performance for the quarter was an improvement over the sequential quarter’s results. The quarter actually would have exceeded, on a percentage basis, our prior year’s print results, if you excluded the $2.3 million adjustment we made to our medical reserve and the impact of the relocation of our Folder Express operations of $1.2 million ($2.7 million for the six month period). While our results continued to be impacted by the relocation of our Folder Express operations, it appears this operation is well on its way to becoming once again a contributor to our earnings and not a drag, which is quite a turnaround, and ahead of our previously announced plan. Medical claims are running higher than our historical trends, resulting in an additional $2.3 million charge during the quarter. Although we are evaluating various alternatives to impact the cost curve, we most likely would not see the impact of the implementation of any alternative plan we may choose until the start of the next fiscal year. With respect to our cash position, during the quarter we paid our previously announced special one-time dividend of $1.50 per share, which was declared in connection with the sale of our apparel division, and we repurchased approximately 104,000 shares of our common stock at an average purchase price of $17.22 per share. While the Alstyle sale has been completed, we continue to incur some costs associated with this discontinued business due to our support obligations pursuant to a transition services agreement with the buyer. We believe our support obligations should be concluding over the next several months. Overall, the business climate remains challenging, as we face predatory pricing, among other factors. However, we continue to believe we are well positioned to not only provide our customers quality products, but products that are competitively priced.”

In Other News

The Company announced today that the Board of Directors has declared a quarterly cash dividend of 17  1⁄2 cents a share on its common stock. The dividend is payable November 7, 2016 to shareholders of record on October 14, 2016.

About Ennis

Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,”

“expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2016. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2016	2015	2016	2015
Revenues	$91,246	$100,455	$181,656	$197,224
Cost of goods sold	64,208	69,092	127,924	135,897

Gross profit margin	27,038	31,363	53,732	61,327
Operating expenses	16,053	16,108	32,130	32,159

Operating income	10,985	15,255	21,602	29,168
Other expense	220	—	229	3

Earnings from continuing operations before income taxes	10,765	15,255	21,373	29,165
Income tax expense	3,981	5,644	7,906	10,791

Earnings from continuing operations	6,784	9,611	13,467	18,374
Income from discontinued operations, net of tax	—	1,435	2,481	1,843
Loss on sale of discontinued operations, net of tax	—	—	(26,042)	—

Net earnings (loss)	$6,784	$11,046	$(10,094)	$20,217

Weighted average common shares outstanding
Basic	25,893,218	25,662,828	25,847,051	25,636,203

Diluted	25,910,375	25,693,256	25,868,799	25,657,519

Earnings (loss) per share - basic and diluted
Earnings per share on continuing operations	$0.26	$0.37	$0.52	$0.72
Earnings per share on discontinued operations	—	0.06	0.10	0.07

	0.26	0.43	0.62	0.79
Loss per share on sale of discontinued operations	—	—	(1.01)	—

Net earnings (loss)	$0.26	$0.43	$(0.39)	$0.79

			August 31,	February 29,
Condensed Consolidated Balance Sheet Information			2016	2016
Assets
Current assets
Cash			$85,225	$7,957
Accounts receivable, net			37,017	36,546
Inventories, net			28,227	27,619
Other			10,098	6,359
Current assets of discontinued operations			—	100,494

			160,567	178,975

Property, plant & equipment			48,436	50,791
Other			115,276	117,075
Long-term assets of discontinued operations			—	46,337

			$324,279	$393,178

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$11,362	$13,738
Accrued expenses			15,278	14,167
Current liabilities from discontinued operations			—	12,495

			26,640	40,400

Long-term debt			30,000	40,000
Other non-current liabilities			15,519	14,232

Total liabilities			72,159	94,632

Shareholders’ equity			252,120	298,546

			$324,279	$393,178

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2016	2015
Cash provided by operating activities			$29,078	$60,187
Cash provided by (used in) investing activities			105,253	(2,824)
Cash used in financing activities			(57,063)	(52,512)
Effect of exchange rates on cash			—	(1,834)

Change in cash			77,268	3,017
Cash at beginning of period			7,957	13,357

Cash at end of period			$85,225	$16,374